Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
    * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *


September 14, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 2 of our review report dated September 10, 2010, relating to the financial statements of Amerthai Minerals Inc. for three months ended June 30, 2010 and the period from January 27, 2010 (inception) through June 30, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA



        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board